UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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AMERICAN WATER WORKS COMPANY, INC.
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2002

TO THE HOLDERS OF  COMMON STOCK:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of American Water Works Company, Inc. will be held at The Mansion on Main Street, Kresson & Evesham Roads, Voorhees, New Jersey, on Thursday, May 2, 2002, at 9:00 A.M. EDST, for the following purposes:

1. To elect five directors to serve for a three-year term expiring in 2005;

2. To vote to ratify or reject the appointment of independent accountants made by the Board of Directors to audit the books and accounts of the Company at the close of the current fiscal year; and

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only holders of voting stock of record at the close of business on March 4, 2002 are entitled to notice of and to vote at the meeting.

By	Order of the Board of Directors,

W.	TIMOTHY POHL
General Counsel and Secretary

Voorhees, New Jersey
March 28, 2002

YOUR VOTE IS IMPORTANT!

Using the Internet or telephone, you can vote anytime, 24 hours a day, up until 5:00 p.m. EDST on Wednesday, May 1, 2002. Or if you prefer, you can return the enclosed paper proxy in the envelope provided (to which no postage needs to be affixed if mailed in the United States). Please do not return the enclosed paper proxy if you are voting using the Internet or telephone.

AMERICAN WATER WORKS COMPANY, INC.
1025 Laurel Oak Road
Voorhees, New Jersey 08043
856-346-8200

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2002

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Water Works Company, Inc. (hereinafter called the “Company”) to be used at the annual meeting of shareholders of the Company on Thursday, May 2, 2002, and at any adjournment thereof. Shares represented by properly executed proxies received by the Company will be voted at the meeting. Where a choice is specified by the shareholder, the proxy will be voted in accordance with such choice. If no choice is specified, the proxy will be voted in accordance with the recommendations of the Board of Directors. Any proxy may be revoked at any time insofar as it has not been exercised. Shareholders may revoke proxies by written notice to the Company, or by delivery of a proxy bearing a later date, or by personally appearing at the meeting and casting a vote. Shareholders also may vote electronically or telephonically by following the instructions on the enclosed form of proxy. EquiServe Trust Company, N.A., the Company’s stock agent, is tabulating the votes cast for the meeting and will count the last vote received from a shareholder, whether by ballot, proxy, telephone or electronically through the Internet. This Notice of Meeting and Proxy Statement and the enclosed form of proxy are being mailed beginning March 28, 2002 to the holders of all voting securities.

The presence in person or representation by proxy of shareholders entitled to cast a majority of votes on a particular matter to be voted upon shall constitute a quorum for the purpose of considering such matter. A proxy marked “withheld” in the election of directors or “abstain” on any other matter to be voted upon, will be considered to be represented at the meeting. A proxy marked “withheld” in the election of directors will be considered as not being voted and, therefore, will have no effect inasmuch as directors are elected by a plurality of votes cast in the election. A proxy marked “abstain” on any other matter to be voted upon at the meeting and broker non-votes will have the effect of an “against” vote inasmuch as the affirmative vote of a majority of the votes entitled to be cast on the matter is necessary for approval of the matter.

The close of business on March 4, 2002 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On the record date, there were outstanding and entitled to vote 100,032,808 shares of Common Stock (one vote per share).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The members of each class are elected to serve three-year terms with the terms of office of each class ending in successive years. J. James Barr, Elizabeth H. Gemmill, Nancy Ware Wainwright, Paul W. Ware and William S. White are the nominees for election to the Board of Directors as directors to serve until the year 2005 annual meeting or until their successors are elected and qualified. All of the nominees are currently directors of the Company.

All of the nominees have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by the proxy cards may be voted for a substitute nominee designated by the Board of Directors, unless an instruction to the contrary is indicated on the proxy card.

Shareholders are entitled to cumulative voting rights in the election of directors. Each holder of Common Stock is entitled to one vote per share. Each shareholder may cast as many votes as such shareholder’s number of shares shall entitle him or her to vote in the election of directors multiplied by the number of directors to be elected, namely five, and such shareholder may cast all of such votes for a single director or distribute them among all of the directors to be voted for, or any two or more of them. A shareholder wishing to exercise his or her cumulative voting rights should give instructions on the enclosed form of proxy as to how such shareholder’s votes are to be cumulated.

Unless a shareholder specifically exercises his or her cumulative voting rights, such shareholder’s votes may be distributed among the nominees (other than those from whom the shareholder withholds his or her vote) by the persons named in the proxy to elect as many as possible of the nominees. Such persons may vote cumulatively for such of the nominees (in some circumstances, less than all) as they in their discretion determine if in their judgment such action is necessary to elect as many of the nominees as possible.

The Board of Directors recommends that the shareholders vote “FOR” the election of the five (5) nominees as Directors of the Company for a term to expire in 2005.

Based on information as of March 4, 2002, the following describes the age, position with the Company, principal occupation and business experience during the past five years, and other directorships of each nominee and of each director whose term of office continues after the annual meeting.

NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM EXPIRING IN 2005

J. JAMES BARR, age 60, became a director of the Company in 1997. He is a member of the Executive Committee. He has been President and Chief Executive Officer of the Company since March, 1998 and was Acting President and Chief Executive Officer of the Company from November, 1997 to March, 1998. He was Vice President and Treasurer of the Company prior thereto. In addition, he has been Chairman of the Board of Directors and President since March, 1998 of American Water Works Service Company, Inc., the service subsidiary of the Company. He was Senior Vice President-Financial Services of American Water Works Service Company, Inc. prior thereto.

ELIZABETH H. GEMMILL, age 56, became a director of the Company in 1983. She is a member of the Compensation and Management Development and Corporate Governance Committees. She is the Chairman of the Board of Philadelphia University. She was Vice President and Secretary of Tasty Baking Company from February, 1988 to March, 1999. Ms. Gemmill also is a director of Universal Display Corporation and Philadelphia Consolidated Holding Corp.

NANCY WARE WAINWRIGHT, age 65, became a director of the Company in 1984. She is a member of the Executive and Corporate Governance Committees. She is Chairman and Chief Executive Officer of the Catlin Foundation.

PAUL W. WARE, age 55, became a director of the Company in 1990. He also served as a director of the Company from 1982 to 1986. He is a member of the Compensation and Management Development and Finance Committees. Prior to his retirement in August, 1998, Mr. Ware was Chairman of Penn Fuel Gas, Inc., a gas distribution company.

WILLIAM S. WHITE, age 64, became a director of the Company in 1999. He is a member of the Executive and Finance Committees. He is Chairman, President and Chief Executive Officer of the Charles Stewart Mott Foundation, a private charitable foundation. He also is Chairman of U. S. Sugar Corporation.

DIRECTORS WHOSE TERM WILL EXPIRE IN 2003

WILLIAM O. ALBERTINI, age 58, became a director of the Company in 1990. He is a member of the Audit, Compensation and Management Development and Finance Committees. Prior to his retirement, he was Executive Vice President and Chief Financial Officer from August, 1997 to April, 1999 of Bell Atlantic Global Wireless, Inc., a provider of wireless communication services, and Executive Vice President and Chief Financial Officer from February, 1995 to August, 1997 of Bell Atlantic Corporation, a provider of telecommunication services. Mr. Albertini is a director of BlackRock Funds, Triumph Group, Inc. and Peoples State Bank.

RHODA W. COBB, age 62, became a director of the Company in 1999. She also served as a director of the Company from 1976 to 1993. She is a member of the Audit and Finance Committees. She is a homemaker and President of the Cobb Foundation.

RAY J. GROVES, age 66, became a director of the Company in 1998. He is a member of the Audit and Finance Committees. Mr. Groves has been President and Chief Operating Officer of Marsh Inc., a provider of risk and insurance services, since October, 2001. He was Chairman of Legg Mason Merchant Banking, Inc. from March, 1995 to October, 2001. Mr. Groves is a director of Boston Scientific Corporation, Electronic Data Systems Corporation and Marsh & McLennan Companies, Inc.

ROSS A. WEBBER, age 67, became a director of the Company in 1986. He is a member of the Executive and Audit Committees. He is Professor Emeritus of Management at The Wharton School at the University of Pennsylvania and a private consultant on general management development. Mr. Webber is a director of Arcadis, N.V.

HORACE WILKINS, JR., age 51, became a director of the Company in 1996. He is a member of the Compensation and Management Development and Corporate Governance Committees. Prior to his retirement, he was President-Special Markets from October, 1998 to October, 2000 of SBC Telecommunications, Inc., a provider of telecommunication services. He was Regional President-South Texas from August, 1996 to October, 1998 of Southwestern Bell Telephone Company, a provider of telephone services. Mr. Wilkins is a director of Cullen Frost National Bank.

DIRECTORS WHOSE TERM WILL EXPIRE IN 2004

HENRY G. HAGER, age 67, became a director of the Company in 1986. He is a member of the Executive and Corporate Governance Committees. Prior to his retirement, he was President of Insurance Federation of Pennsylvania, Inc. from January, 1985 to December, 1999. He was a partner in the law firm of Stradley, Ronon, Stevens & Young from November, 1993 to December, 1999. Mr. Hager is a director of HealthAxis, Inc.

FREDERICK S. KIRKPATRICK, age 57, became a director of the Company in 1999. He is a member of the Audit and Compensation and Management Development Committees. He is Vice Chairman and Chief Executive Officer of MFO Management Company, a private, family-owned financial services company.

GERALD C. SMITH, age 67, became a director of the Company in 1998. He is a member of the Corporate Governance Committee. Prior to his retirement, he was a Vice President of the Company from May, 1991 to December, 1999. In addition, he was Senior Vice President–Operations from July, 1991 to February, 1999 of American Water Works Service Company, Inc., the service subsidiary of the Company. During his 47-year career, he held numerous positions with other subsidiaries of the Company.

ANTHONY P. TERRACCIANO, age 63, became a director of the Company in 1997 and has been Vice Chairman of the Board of Directors of the Company since May, 1998. He is a member of the Executive, Corporate Governance and Finance Committees. Mr. Terracciano was Chairman of the Dime Corporation from July, 2000 to January, 2002. He was President of First Union Corporation from January, 1996 to January, 1998.

MARILYN WARE, age 58, became a director of the Company in 1982 and has been Chairman of the Board of Directors of the Company since May, 1988. She is a member of the Executive Committee. She also serves as Chief Executive Officer of the Ware Family Offices. Ms. Ware is a director of CIGNA Corporation and IKON Office Solutions.

Marilyn Ware and Paul W. Ware are sister and brother. Rhoda W. Cobb and Nancy Ware Wainwright are sisters and are cousins of Marilyn Ware and Paul W. Ware.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Attendance at meetings of the Board of Directors and committees of the Board by directors averaged 98% during 2001. All incumbent directors attended 86% or more of their scheduled meetings of the Board of Directors and committees of the Board of which they were members. There were eleven meetings of the Board of Directors during 2001.

The Board of Directors has an Executive Committee, an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance Committee and a Finance Committee. Membership of the committees as of the record date of March 4, 2002 is listed at the beginning of the description of each committee.

Members of the Executive Committee:    Marilyn Ware (Chairman), J. James Barr, Henry G. Hager, Anthony P. Terracciano, Nancy Ware Wainwright, Ross A. Webber and William S. White. The Executive Committee exercises all the powers of the Board of Directors when the Board is not in session, except as otherwise provided by Delaware law and the Company’s by-laws. The committee met three times during 2001.

Members of the Audit Committee:    Ray J. Groves (Chairman), William O. Albertini, Rhoda W. Cobb, Frederick S. Kirkpatrick and Ross A. Webber. The Audit Committee recommends to the Board of Directors the independent accountants to audit the books and accounts of the Company. The Audit Committee also meets with the Company’s independent accountants and the Company’s officers to review the scope of the audit to be performed, approve the fee to be paid for the audit, review the results of the audit of the financial statements to be included in the Company’s Annual Report on Form 10-K, review the adequacy of internal accounting controls and accounting practices, and review interim financial statements. The committee met seven times during 2001. A copy of the Audit Committee’s charter is attached as an Appendix.

Members of the Compensation and Management Development Committee:    Horace Wilkins, Jr. (Chairman), William O. Albertini, Elizabeth H. Gemmill, Frederick S. Kirkpatrick and Paul W. Ware. The Compensation and Management Development Committee met six times during 2001 to evaluate and report to the Board of Directors on the Company’s compensation practices and benefit programs and to evaluate and set, subject to the concurrence of the Board of Directors, the compensation to be paid to the President and Chief Executive Officer.

Members of the Corporate Governance Committee:    Henry G. Hager (Chairman), Elizabeth H. Gemmill, Gerald C. Smith, Anthony P. Terracciano, Nancy Ware Wainwright and Horace Wilkins, Jr. The Corporate Governance Committee recommends to the Board of Directors the slate of director-nominees to stand for election each year at the annual meeting of shareholders, and in the event of interim vacancies, candidates to fill such vacancies on the Board of Directors. The Corporate Governance Committee also evaluates and reports to the Board of Directors on the effectiveness of the Board and its committee system and the compensation and benefit program for directors. The Corporate Governance Committee met four times during 2001.

The Corporate Governance Committee will consider nominees for the Board of Directors suggested by shareholders. Such suggestions for the annual meeting of shareholders in 2003 must be in writing and delivered to the General Counsel and Secretary of the Company by December 4, 2002.

Members of the Finance Committee:    William O. Albertini (Chairman), Rhoda W. Cobb, Ray J. Groves, Anthony P. Terracciano, Paul W. Ware and William S. White. The Finance Committee met three times during 2001 to assist management and the Board of Directors in evaluating matters such as acquisitions, divestitures, joint ventures and partnerships, to advise management and make recommendations to the Board of Directors relative to the various financial policies and programs of the Company, and to review and monitor the funding, asset allocation and investment performance of the Company’s group benefit and retirement plan assets.

DIRECTOR REMUNERATION

The amounts paid to directors who are not associates of the Company or one of its subsidiaries for their services as such and for their participation on committees of the Board of Directors are as follows: (i) each director receives a retainer of $30,000 per year plus a fee of $1,500 for each Board meeting attended, (ii) each member of the Executive Committee receives an additional retainer of $5,000 per year plus a fee of $1,000 for each Executive Committee meeting attended and (iii) the Chairmen of the Audit Committee, Compensation and Management Development Committee, Corporate Governance Committee and Finance Committee each receive an additional retainer of $1,500 per year, and each member of these committees receives a fee of $1,000 for each meeting attended. The Chairman of the Board of Directors receives an additional annual retainer of $150,000. Directors who are associates of the Company or one of its subsidiaries do not receive retainers or attendance fees.

Each non-associate director may elect to defer receipt of all or part of his or her retainer and attendance fees under the Company’s Director Deferred Compensation Plan. A director’s deferred compensation account is unfunded. It is payable in a lump sum or in up to ten annual installments at the director’s prior election.

Under the 2000 Stock Award and Incentive Plan, directors who are not associates of the Company or one of its subsidiaries receive an annual deferred Company Common Stock grant of 425 shares per year, which shares will be paid (together with dividend equivalents) in a lump sum in January following the year of retirement from the Board of Directors or, at his or her prior election, in up to 10 annual installments commencing on such date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of March 4, 2002 with respect to beneficial ownership of Common Stock of the Company by:

•	the nominees and continuing directors of the Company;
•	the six most highly compensated executive officers of the Company; and
•	all nominees, continuing directors and executive officers of the Company as a group.

If a nominee, continuing director or executive officer of the Company owns less than one percent of the Company’s Common Stock, no percentage is shown under the heading “Percent of Class.” Information for the table was obtained from the nominees, continuing directors and executive officers. For purposes of the table, a person is a “beneficial owner” of the Company’s Common Stock if that person, directly or indirectly, has or shares with others (i) the power to vote or direct the voting of the Common Stock or (ii) investment power with respect to the Common Stock, which includes the power to dispose or direct the disposition of the Common Stock.
Name of Individual or Number of Persons in Group	Amount and Nature of Beneficial Ownership						Percent of Class
	Sole Voting or Investment Power(1)	Shared Voting or Investment Power(2)	Acquirable Within 60 Days(3)	Shares Owned by Spouse and Minor Children(2)	Total
William O. Albertini	13,818				13,818		*
J. James Barr	739,563		56,684	1,018	797,265		*
Rhoda W. Cobb	4,500	1,870,274		1,000	1,875,774		1.9%
Elizabeth H. Gemmill	47,309	2,029,234			2,076,543		2.1%
Ray J. Groves	4,317				4,317		*
Henry G. Hager	8,000			15,548	23,548		*
Frederick S. Kirkpatrick	10,000	4,749,720			4,759,720		4.8%
Gerald C. Smith	43,200		19,975	73	63,248		*
Anthony P. Terracciano	64,000				64,000		*
Nancy Ware Wainwright	6,824	1,696,597			1,703,421		1.7%
Marilyn Ware	4,914,260	4,873,645			9,787,905		9.8%
Paul W. Ware	12,090	810,491			822,581		*
Ross A. Webber	3,945			200	4,145		*
William S. White	10,000	7,720,795			7,730,795		7.7%
Horace Wilkins, Jr.	1,931				1,931		*
Joseph F. Hartnett, Jr.	10,020		10,134		20,154		*
Daniel L. Kelleher	19,542		17,834		37,376		*
W. Timothy Pohl	20,866		1,800		22,666		*
Robert D. Sievers	8,434		10,134		18,568		*
Ellen C. Wolf	1,484		23,267	200	24,951		*
All nominees, continuing directors and executive officers as a group (20 persons)	5,944,103	16,824,264	139,828	18,039	22,926,234	(4)	23	%(4)

*	Represents holdings of less than one percent.

(1)
Includes shares of the Company’s Common Stock credited through December 2001 to the accounts of the executive officers pursuant to the Company’s Employees’ Stock Ownership Plan and Savings Plan for Employees.

See footnotes 2, 3 and 4 on page 9

(2)
Cobb Foundation, a charitable trust of which Rhoda W. Cobb is a trustee, owns 339,000 shares of the Company’s Common Stock. Catlin Foundation, a charitable trust of which Nancy Ware Wainwright is a trustee, owns 167,323 shares of the Company’s Common Stock. Oxford Foundation, Inc., a non-profit corporation of which Marilyn Ware and Paul W. Ware are directors, owns 797,376 shares of the Company’s Common Stock. Warwick Foundation, a charitable foundation of which Elizabeth H. Gemmill is the Managing Trustee, owns 615,000 shares of the Company’s Common Stock.

Frederick S. Kirkpatrick and William S. White are trustees of a trust which owns 4,749,720 shares of the Company’s Common Stock, the beneficiaries of which are relatives of Mr. White.

Rhoda W. Cobb and Nancy Ware Wainwright are trustees of the Rhoda C. Ware Revocable Trust. This trust owns 1,379,396 shares of the Company’s Common Stock, the beneficiaries of which are Rhoda C. Ware and others.

As the trustees or directors of these entities have voting and investment power, the shares of the Company’s Common Stock held by such entities are shown opposite the name of the respective nominee, continuing director or executive officer, but such shares are reported only once in the total for nominees, continuing directors and executive officers as a group. The respective nominees and continuing directors deny beneficial ownership of such shares.

The nominees, continuing directors and executive officers deny also beneficial ownership of shares owned by their spouses and minor children.

(3)	Reflects the number of shares that could be purchased by the exercise of options within 60 days of March 4, 2002.

(4)	Shares are reported only once in the total for nominees, continuing directors and executive officers as a group.

None of the nominees, continuing directors or executive officers has any material interest in any stock of the subsidiaries of the Company.

Based upon information available to the Company, as of March 4, 2002, the following persons beneficially own more than 5% of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
	Sole Voting or Investment Power	Shared Voting or Investment Power
The Bessemer Group, Incorporated 100 Woodbridge Center Drive Woodbridge, NJ 07095	6,206,554	100	6.2%

RWE Aktiengesellschaft(1) Thames Water Aqua Holdings GmbH Opernplatz 1, D-45128 Essen, Germany	0	25,989,476	26.0%

(1)
According to the Schedule 13D jointly filed by RWE and Thames Water Holdings on September 25, 2001, as amended by Amendment No. 1 dated November 13, 2001, each of them is deemed to have shared voting power over 25,989,476 shares of the Company’s Common Stock and shared dispositive power over 24,647,414 shares of the Company’s Common Stock, in each case pursuant to the voting agreement entered into in connection with the merger agreement between Thames Water Holdings and certain of the Company’s shareholders.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. The operations of the Audit Committee are governed by a charter which has been adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as an Appendix. None of the members of the Audit Committee have any relationship to the Company that may interfere with the exercise of their independence from management and the Company.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with PricewaterhouseCoopers LLP, the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. Acting on the recommendation of the Audit Committee, the Board of Directors, has appointed, subject to shareholder approval, PricewaterhouseCoopers LLP as the Company’s independent accountants to audit the books and accounts of the Company at the close of the current fiscal year.

As submitted by the members of the Audit Committee

Ray J. Groves, Chairman
William O. Albertini	Frederick S. Kirkpatrick
Rhoda W. Cobb	Ross A. Webber

Dated: February 7, 2002

REPORT OF THE COMPENSATION AND
MANAGEMENT DEVELOPMENT COMMITTEE

Overview

The Compensation and Management Development Committee of the Board of Directors (the “Committee”) is comprised entirely of independent non-employee directors. The Committee establishes the Company’s compensation policy, subject to the concurrence of the Board of Directors, and is responsible for administering the compensation program for the Company’s executives.

The Committee endeavors to ensure that the Company’s executive compensation program enables the Company to attract, retain, motivate and reward the talented executives it needs. Consistent with this objective, it is the policy of the Committee that the total compensation opportunity available to executives should be competitive with the median remuneration received by those in positions of similar responsibilities in other comparable companies, with the opportunity for above median remuneration for superior performance. To this end, the Committee retains independent compensation consultants to periodically study the Company’s compensation program for executives, collect and analyze competitive compensation data, and make recommendations consistent with the Company’s compensation policy.

The Committee makes executive compensation decisions on the basis of total remuneration, rather than on separate free-standing components. The Committee has sought to create an integrated total remuneration program structured to balance appropriately short- and long-term financial and strategic goals. A significant amount of total pay for executives is comprised of at-risk pay to align executive interests with shareholder interests and directly tie compensation to performance.

The compensation program for executives is comprised of base salary, an annual incentive opportunity and a long-term incentive opportunity.

Base Salary

The President and Chief Executive Officer, with the concurrence of the Committee, annually sets the salary within the designated salary band for each executive other than himself based on the responsibilities and achievements of each such executive.

The Committee, with the concurrence of the Board of Directors, sets a salary within the designated salary band for the President and Chief Executive Officer on the basis of merit. This evaluation of merit involves, among other things, an analysis of (i) the Company’s financial performance, (ii) the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water management industry and in expanding the Company’s water service operations consistent with the Company’s commitment to quality water service to customers of its utility subsidiaries, and (iii) the implementation of the Company’s strategic plan.

Inasmuch as water service operations are the Company’s principal business, evaluating the Company’s financial performance requires an understanding of (i) the prevailing regulatory practice in each of the states in which the Company’s utility subsidiaries operate and (ii) the effect varying weather conditions have on revenues and expenses. Consequently, the Committee has not adopted a formula relationship between changes in the Company’s financial performance and changes in the level of base salary for the President and Chief Executive Officer. Similarly, because of the varied subjective considerations involved, the Committee does not evaluate on a formula basis the performance of the President and Chief Executive Officer in maintaining the Company as a leader in the water management industry or in expanding the Company’s water service operations.

Annual Incentive Compensation

The Company maintains an annual incentive program to provide an opportunity for executives and other key associates of the Company and its subsidiaries to earn an annual cash incentive award for achieving financial and operational goals, including an important emphasis on customer service for executives employed by the Company’s utility subsidiaries. The financial goals for 2001 were generally based on the achievement of “economic profit,” which the Committee believes is linked closely to the creation of shareholder value. “Economic profit” is determined by subtracting a charge for capital (debt and equity) from net operating profit after tax. Operational goals were generally based on customer satisfaction goals and included adjustments for customer service objectives that were premised on delivering at all times high quality water at adequate pressures to water service customers and responding promptly to customer service inquiries. Other operational goals were based on an evaluation of each participant’s individual performance. The exact amount of an award depends on the performance of the Company and of the participant. Annual incentive awards made to executives for 2001 are shown in the Summary Compensation Table of this Proxy Statement.

Long-Term Incentive Compensation

Long-term incentive opportunities were provided to key executives in 2001 through a balanced mixture of performance cycle awards and stock options. For the performance cycle beginning in 2001 and ending in 2003, the Committee has approved the granting of stock options to the plan participants equal to 50% of the potential award under the long-term incentive program. The remaining 50% will be paid at the end of the plan cycle, 75% in restricted shares of Common Stock and 25% in cash, providing the goals for Earnings Per Share Growth and Total Return to the shareholders have been met, subject to the limitations imposed by the RWE Aktiengesellschaft (“RWE”) merger agreement (as discussed below).

The Committee introduced stock options as a component of the Company’s long-term incentive compensation program in 2000 following shareholder approval of the 2000 Stock Award and Incentive Plan. Stock options have a fair market value exercise price when granted and will result in a reward for participants only in the event of Common Stock appreciation. The Committee believes that stock options will enhance the Company’s ability to compete for executive talent in the marketplace and will further align the interests of executives with shareholders.

RWE Merger Transaction

The RWE merger agreement generally prohibits the Company from granting stock options or issuing restricted shares of Common Stock. As a result, in the event an outstanding long-term incentive plan cycle expires at a time when the Company is prohibited from granting restricted shares of Common Stock, the Committee has decided to grant an equivalent number of restricted stock units — each unit representing the right to receive a cash payment equivalent to the fair value of one share of Common Stock.

In light of the prohibitions imposed by the RWE merger agreement, the Committee has adopted a new long-term incentive program for the performance cycle beginning in 2002 and ending in 2004. Participants will be awarded a target number of performance share units, and the number of performance share units earned will generally be based on the Company’s achievement of net income goals during the three-year performance period. Each earned performance share unit will entitle the participant to a cash payment equivalent to the fair value of one share of Common Stock.

The Company has adopted a retention bonus program to assist the Company in retaining critical talent during the pendency of the RWE merger transaction. Designated participants, including executive officers, will be entitled to retention bonus payments in the event they continue employment through and beyond the closing of the RWE merger transaction.

Internal Revenue Code

Section 162(m) of the Internal Revenue Code (the “Code”) provides that compensation paid to certain executives in excess of $1 million will not be deductible for purposes of corporate income tax unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee intends to continue reliance on performance-based compensation programs. Such programs will be intended to fulfill future corporate business objectives. The Committee currently anticipates that, to the extent practicable and in the Company’s best interest, such programs will be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The Committee recognizes, however, that there may be business considerations that dictate that compensation be paid that is not deductible under Section 162(m).

As submitted by the members of the Compensation
and Management Development Committee

Horace Wilkins, Jr., Chairman
William O. Albertini	Frederick S. Kirkpatrick
Elizabeth H. Gemmill	Paul W. Ware

Dated: January 3, 2002

PERFORMANCE GRAPH

The following graph compares the changes over the last five years in the value of $100 invested in (i) the Company’s Common Stock, (ii) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (iii) the Standard & Poor’s Utilities Stock Index (“S&P Utilities”).

The year-end values of each investment are based on share price appreciation and the reinvestment of all dividends. The calculations exclude trading commissions and taxes. Total shareholder returns from each investment, whether measured in dollars or percent, can be calculated from the year-end investment values shown beneath the graph.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
VALUE OF $100 INVESTED ON DECEMBER 31, 1996

American Water Works	$100	$132	$164	$103	$142	$202
S&P 500	$100	$131	$166	$190	$178	$155
S&P Utilities	$100	$119	$130	$114	$176	$119

MANAGEMENT REMUNERATION

The following table sets forth the annual compensation paid to each of the Company’s six most highly compensated executive officers (the “Named Executive Officers”) for services to the Company and its subsidiaries in all capacities for each of the last three calendar years.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name of Executive Officer and Principal Position				Awards			Payouts
	Year	Salary	Bonus	Restricted Stock Awards(1)	Securities Under- lying Options		LTIP Payouts	All Other Compensation(2)
J. James Barr	2001	$595,165	$95,000	$0	26,850		$0	$7,759
President and Chief Executive Officer of the Company	2000 1999	562,008 489,492	167,700 146,529	0 77,862	143,200 —		0 25,192	296,431 6,481

Ellen C. Wolf	2001	364,224	40,000	0	9,150		0	6,777
Vice President and Chief Financial Officer of the Company	2000 1999	329,167 321,008	87,469 46,518	0 12,491	60,650 —		0 4,038	9,125 500

Daniel L. Kelleher	2001	311,360	20,000	0	6,500		0	7,747
Senior Vice President, American Water Works Service Company, Inc.	2000 1999	279,167 —	56,637 —	0 —	47,000 —		0 —	7,883 —

W. Timothy Pohl	2001	221,446	15,000	0	15,828	(3)	0	7,933
General Counsel and Secretary of the Company	2000 1999	205,833 196,875	34,387 37,734	0 26,613	38,225 —		0 8,606	7,792 7,988

Joseph F. Hartnett, Jr.	2001	192,729	3,000	0	3,950		0	7,991
Treasurer of the Company	2000 1999	190,000 185,833	25,283 31,185	0 14,506	26,450 —		4,694 —	7,758 8,041

Robert D. Sievers	2001	182,739	3,000	0	3,950		0	8,165
Comptroller of the Company	2000 1999	175,833 161,667	29,745 31,185	0 10,899	26,450 —		0 3,527	7,313 7,473

(1)
Dollar values of restricted shares of Common Stock awards are based on market price at the time of grant. The aggregate number of shares of restricted stock held and their value as of December 31, 2001 for the executives were as follows: Mr. Barr—8,416 shares / $351,368; Ms. Wolf—651 shares / $27,179; Mr. Kelleher—4,115 shares / $171,801; Mr. Pohl—2,739 shares / $114,353; Mr. Hartnett—1,874 shares / $78,239; and Mr. Sievers—1,686 shares / $70,390. Dividends are paid on the restricted shares of Common Stock at the same time and rate as dividends are paid to holders of unrestricted shares of Common Stock.

(2)
Dollar values of the shares of the Company’s Common Stock purchased with Company contributions and credited to the account of the Named Executive Officer under the Employees’ Stock Ownership Plan and Savings Plan for Employees. In addition, included in Mr. Barr’s total for 2000 is payment of his Stay Incentive Award in the amount of $289,920. A copy of the award was filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for 1997. The foregoing description is qualified in its entirety by reference to such exhibit.

(3)	The number of options includes 5,400 original options and 10,428 reload options.

STOCK OPTION GRANTS IN 2001 FISCAL YEAR

The following table sets forth for each of the Named Executive Officers information regarding individual grants of options during the year ended December 31, 2001 and the present value of these options on their grant date.

Individual Grants

Name	Number of Securities Underlying Options Granted(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)
J. James Barr	26,850		16.4%	$28.188	January 3, 2011	$194,518
Ellen C. Wolf	9,150		5.6	28.188	January 3, 2011	66,288
Daniel L. Kelleher	6,500		4.0	28.188	January 3, 2011	47,090
W. Timothy Pohl	5,400		3.3	28.188	January 3, 2011	39,121
	10,428	(3)	6.4	30.940	May 4, 2010	89,391
Joseph F. Hartnett, Jr.	3,950		2.4	28.188	January 3, 2011	28,616
Robert D. Sievers	3,950		2.4	28.188	January 3, 2011	28,616

(1)
These options have an exercise price equal to the fair market value of a share of Common Stock on the date of grant, expire ten years from the date of grant, subject to earlier termination in certain events, and vest in one-third annual increments commencing one year after the date of grant. These options contain a reload feature. When the option’s exercise price or the withholding taxes resulting on exercise of that option are paid with shares of Common Stock, a reload option is granted for the number of shares used to make that payment. The reload option has an exercise price equal to the fair market value of the Common Stock on the date the reload option is granted, is generally exercisable one year after the date of grant, and has a term expiring on the expiration date of the original option.

(2)
These amounts were determined using the modified Black-Scholes option pricing model. The assumptions underlying the Black-Scholes value for options granted on January 3, 2001 include (a) expected volatility of 31.19% based on the average of the one, three, five and seven year historical volatilities of the Common Stock on the date of grant; (b) a risk-free rate of 5.038% based on the seven year Treasury bond rate on the date of grant; (c) a projected dividend yield of 3.33% based on the annual dividend rate in effect on the date of grant; (d) a seven year expected period to exercise; and (e) forfeiture discount rate of 5% per annum during the vesting schedule for the option. The assumptions underlying the Black-Scholes value for the reload options granted on May 31, 2001 include (a) expected volatility of 30.19% based on the average of the one, three, five and seven year historical volatilities of the Common Stock on the date of grant; (b) risk-free rate of 5.099% based on the seven year Treasury bond rate on the date of grant; (c) a projected dividend yield of 3.04% based on the annual dividend rate in effect on the date of grant; (d) a seven year expected period to exercise; and (e) a forfeiture discount rate of 5% per annum during the vesting schedule for the option.

(3)	These options were granted as reload options.

AGGREGATED OPTION EXERCISES IN 2001
AND 2001 FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information concerning the number and value of stock options held by the Named Executive Officers at December 31, 2001.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. James Barr	—	—	47,733	122,317	$915,996	$2,196,165
Ellen C. Wolf	—	—	20,217	49,583	387,964	900,006
Daniel L. Kelleher	—	—	15,667	37,833	300,650	689,437
W. Timothy Pohl	12,742	$106,778	0	41,311	0	674,983
Joseph F. Hartnett, Jr.	—	—	8,817	21,583	169,198	391,949
Robert D. Sievers	—	—	8,817	21,583	169,198	391,949

(1)
Values are calculated by subtracting the exercise price from the closing price of Common Stock on the New York Stock Exchange on December 31, 2001 (the last trading day of the 2001 fiscal year), which was $41.75.

LONG-TERM INCENTIVE AWARDS—AWARDS IN LAST FISCAL YEAR

The following table sets forth information concerning the awards to the Named Executive Officers made in 2001 for the three-year performance period of 2001 through 2003 (the  “2001-2003 Performance Cycle”) under the Company’s Long-Term Incentive Program. Under this Program, the executives were granted awards that gave them the opportunity to earn shares of the Company’s Common Stock and cash. Actual payout of these shares and cash is determined by a formula that considers the Company’s (i) total return to shareholders and (ii) earnings per share growth, each as compared to a three-year median of peer group performance (the “Performance Goals”).

Name	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts (1)
		Threshold (2)(3) (# shares/$)	Target (2)(3) (# shares/$)	Maximum (2)(3) (# shares/$)
J. James Barr	1/1/01-12/31/03	2,415 / 21,593	4,830 / 43,185	7,245 / 64,778
Ellen C. Wolf	1/1/01-12/31/03	822 / 7,345	1,643 / 14,689	2,465 / 22,034
Daniel L. Kelleher	1/1/01-12/31/03	583 / 5,209	1,165 / 10,418	1,748 / 15,627
W. Timothy Pohl	1/1/01-12/31/03	486 / 4,341	971 / 8,681	1,457 / 13,022
Joseph F. Hartnett, Jr.	1/1/01-12/31/03	357 / 3,191	714 / 6,381	1,071 / 9,572
Robert D. Sievers	1/1/01-12/31/03	357 / 3,191	714 / 6,381	1,071 / 9,572

(1)
The target awards are based on a percentage of each Named Executive Officer’s salary midpoint in effect at the beginning of the 2001-2003 Performance Cycle (the “Target Award Estimate”). These numbers reflect (i) the number of shares of Company Common Stock (based on a 20-day trading average of Company Common Stock at the beginning of the  2001-2003 Performance Cycle ($26.82)) that could be purchased using 75% of the Target Award Estimate amount, and (ii) cash equal to 25% of the Target Award Estimate amount. The actual number of shares and cash, if any, that will be awarded or paid at the end of the 2001-2003 Performance Cycle cannot be determined because they will be based on the Company’s future performance compared to the future performance of the peer group and the Company’s future dividends.

(2)
The value of the award actually received by the Named Executive Officer at the end of the 2001-2003 Performance Cycle (the “Final Award”) will be determined by comparing the Company’s performance to the Performance Goals. The target Final Award (100% of the Target Award Estimate) will be earned if the Company’s performance is at the median performance range of the peer group based on the Performance Goals; the threshold Final Award (50% of the Target Award Estimate) will be earned if the Company’s performance is 80% of the peer group median; and the maximum Final Award (150% of the Target Award Estimate) will be earned if the Company’s performance is 120% or more of the peer group median. Varying amounts between the threshold and the maximum Final Award may be earned for performance levels between 80% and 120% of peer group median. No amount is earned for performance below 80% of peer group median. In the event of a Change in Control prior to the end of the 2001-2003 Performance Cycle, a pro rata award (based on the greater of performance calculated through the quarter ending prior to the Change in Control or target values) will be paid as soon as practicable.

(3)
The Final Award will be paid 25% in cash and 75% in restricted shares of Company Common Stock as soon as practicable after the end of the 2001-2003 Performance Cycle. The total number of restricted shares that will be paid out under the Program will be equal to the “Initial Restricted Shares” plus the “Dividend Equivalent Restricted Shares.” The Initial Restricted Shares will be determined by dividing 75% of the value of the Final Award by the 20-day trading average of Company Common Stock at the beginning of the 2001-2003

Performance Cycle ($26.82). The Dividend Equivalent Restricted Shares are the number of shares the executive would hold at the end of the 2001-2003 Performance Cycle if the dividends paid on the number of Initial Restricted Shares (assuming such shares were held by the executive throughout the 2001-2003 Performance Cycle) were reinvested during the period in additional shares of Company Common Stock on the dividend payment date. The restricted stock will vest three years after the grant date if the Named Executive Officer remains employed by the Company, provided that such shares will become 100% vested upon a Change in Control, or upon termination of employment due to death, disability or retirement, or termination without cause.

PENSION PLAN

The following table shows the approximate annual retirement benefits which will be payable under the Company’s Pension Plan, Supplemental Executive Retirement Plan and Supplemental Retirement Plan at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.

Final Average Remuneration	Years of Service
	15	20	25	30	35	40
$150,000	$45,484	$60,645	$75,806	$81,056	$86,306	$91,556
200,000	61,984	82,645	103,306	110,306	117,306	124,306
250,000	78,484	104,645	130,806	139,556	148,306	157,056
300,000	94,984	126,645	158,306	168,806	179,306	189,806
350,000	111,484	148,645	185,806	198,056	210,306	222,556
400,000	127,984	170,645	213,306	227,306	241,306	255,306
450,000	144,484	192,645	240,806	256,556	272,306	288,056
500,000	160,984	214,645	268,306	285,806	303,306	320,806
550,000	177,484	236,645	295,806	315,056	334,306	353,556
600,000	193,984	258,645	323,306	344,306	365,306	386,306
650,000	210,484	280,645	350,806	373,556	396,306	419,056

The Company and its subsidiaries have a defined benefit, non-contributory Pension Plan which covers substantially all associates, including the executive officers listed in the Summary Compensation Table on page 15. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered under the plan includes salaries and annual cash bonuses paid to plan participants. Directors who are not also associates do not participate in the plan. Benefits under the plan are calculated as a percentage of the highest average remuneration during those 60 consecutive months of employment of the final 120 months of employment that yield the highest average. That percentage depends on the associate’s total number of years of service. Benefits are not subject to reduction for Social Security or other benefits, but are restricted under federal tax law to a maximum of $160,000 per year. As of March 4, 2002, Mr. Barr, Ms. Wolf, Mr. Kelleher, Mr. Pohl, Mr. Hartnett and Mr. Sievers have been credited with 40, 2, 29, 17, 9 and 25 years of service, respectively, under the plan.

In 1985, the Company established a Supplemental Executive Retirement Plan under which it has agreed to provide additional retirement benefits to certain associates of the Company and its subsidiaries, designated from time to time by the Board of Directors. Mr. Barr, Ms. Wolf, Mr. Kelleher, Mr. Pohl, Mr. Hartnett and Mr. Sievers have been so designated. Benefits under the Supplemental Executive Retirement Plan are intended to (i) provide the additional retirement benefits that would be payable under the Company’s Pension Plan if federal tax law did not restrict such benefits as described in the preceding paragraph, (ii) compute the benefits payable on the basis of the highest average remuneration during 36 consecutive months rather than 60 consecutive months of employment and (iii) provide additional years of service to those covered associates hired in mid-career.

In 1989, recognizing that the federal tax law restrictions on benefits payable under the Pension Plan had begun to affect associates who were not eligible for the Supplemental Executive Retirement Plan, the Company adopted the Supplemental Retirement Plan (the “SRP”). The SRP is designed to provide benefits to certain key associates designated by the Board of Directors, equal to those that would be provided under the Pension Plan’s benefit formula if it were unaffected by the federal tax law restrictions on benefits. Benefits payable under the SRP are reduced by any benefit payable to the same individual under the Supplemental Executive Retirement Plan.

The Company has maintained since 1976 an Employees’ Stock Ownership Plan (the “ESOP”) which has been amended from time to time, primarily to reflect changes in federal tax law. Substantially all associates of the Company and its subsidiaries who are not included in a bargaining unit may participate in the ESOP beginning on January 1 following his or her date of hire. The Company also maintains a Savings Plan for Employees. The Savings Plan was established in 1993. Substantially all associates of the Company and its subsidiaries who have completed six months of service may participate in the Savings Plan. As of March 4, 2002, the ESOP and Savings Plan together held 3.5% of the Company’s Common Stock.

CHANGE IN CONTROL AGREEMENTS AND RETENTION BONUS PROGRAM

The Company has entered into a change in control agreement with each of the Named Executive Officers and certain officers of the Company’s subsidiaries. The agreements provide that, if within three years after a Change in Control (as defined) of the Company an individual’s employment terminates without Cause (as defined) or for Good Reason (as defined), such individual will receive certain severance benefits. The benefits include a lump sum cash payment equal to a multiple (three, two or one and one-half times depending on the level of senior management) of the sum of salary and target bonus; pro rata target bonus for the year of termination; accelerated vesting of supplemental retirement benefits, stock options and restricted or deferred stock awards; continued welfare benefits for 36, 24 or 18 months (depending on the level of senior management); and 36, 24 or 18 months (depending on the level of senior management) of additional age and service credit for purposes of calculating supplemental retirement benefits and retiree medical benefits. The agreements also provide a tax gross-up feature so that such officers will be made whole for any excise taxes imposed on such payments.

The Company has adopted a retention bonus program, under which, after the merger of the Company with a subsidiary of RWE Aktiengesellschaft, the Named Executive Officers and other key associates will be eligible to receive retention bonuses equal to a multiple of their base salary (2.00, 1.50, 1.00, or .75, depending upon the level of the associate). Messrs. Barr, Kelleher and Pohl and Ms. Wolf will receive two times their respective base salaries, and Messrs. Hartnett and Sievers will receive 1.5 times their respective base salaries. The bonus amounts will be payable as follows: (i) 75% of the bonus amount will be paid on the date of the merger, so long as the associate continues to be employed on such date and (ii) the remaining 25% will be paid upon the earlier to occur of a specified date (without regard to whether or not the merger actually occurs) and six months after the date of the merger, so long as the associate continues to be employed on such date. The 25% portion is also subject to accelerated payment upon a termination of employment by the Company without Cause or by the associate for Good Reason after the merger.

PROPOSAL NO. 2

RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Subject to ratification by shareholders, the Board of Directors, acting upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP  as independent accountants to audit the books and accounts of the Company at the close of  the current fiscal year. PricewaterhouseCoopers LLP acted as independent accountants for  the Company for the fiscal year ending December 31, 2001. If the appointment of PricewaterhouseCoopers LLP is ratified, it is expected that PricewaterhouseCoopers LLP will also audit the books and accounts of certain subsidiaries of the Company at the close of their current fiscal years. A representative of PricewaterhouseCoopers LLP, whose report on the Company’s financial statements appears in the 2001 Annual Report, will be present at the annual meeting and will have the opportunity to make a statement, if the representative desires to do so, and to respond to appropriate questions from shareholders.

The fees billed during 2001 by PricewaterhouseCoopers LLP for services provided to the Company were as follows:

Audit Fees

The aggregate fees for professional services billed for the audit of the Company’s fiscal year 2001 annual financial statements and reviews of the Company’s Form 10-Q reports were $932,019. These fees include the cost of separate audits of 22 subsidiaries that are needed  to meet indenture requirements. The audit work on the subsidiaries is relied upon by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements.

Financial Information Systems Design and Implementation Fees

There were no fees billed by PricewaterhouseCoopers LLP during 2001 for financial information systems design and implementation.

All Other Fees

Fees billed during 2001 for services rendered by PricewaterhouseCoopers LLP, other than for the services discussed above, were $687,676. These other fees included $221,020 for due diligence reviews, regulatory testimony and audits of closing financial statements related to acquisitions, $96,946 to analyze and appeal assessed values of property subject to utility realty taxes, $69,734 for a review of information systems data integrity controls, and $162,641 for the audits of various benefit plans.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as independent accountants.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

The Company will bear the cost of solicitation of proxies. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person, or by telephone, facsimile, telegram or other means of communications, by associates. Associates will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. Georgeson Shareholder Communications Inc., a proxy solicitation firm has been retained to assist in the solicitation of proxies for the meeting at an anticipated cost of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to its annual meeting of shareholders in 2003 must submit such proposal in writing to the Company by November 28, 2002. Such proposals should be directed to the General Counsel and Secretary of the Company.

FORM 10-K REPORT

Upon the written request of any person who on the record date was a record owner of Common Stock of the Company, or who represents in good faith that he or she was on such date a beneficial owner of such Common Stock, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 2001 including financial statements and schedules, as filed with the Securities and Exchange Commission. Requests for this report should be directed to: W. Timothy Pohl, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, P. O. Box 1770, Voorhees, New Jersey 08043.

By Order of the Board of Directors,

W. TIMOTHY POHL
General Counsel and Secretary

Dated: March 28, 2002

APPENDIX

AMERICAN WATER WORKS COMPANY, INC.

Charter of the Audit Committee

Organization

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•
The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. The committee shall consider whether the provision of non-audit services by the independent auditors over the past year is compatible with maintaining the auditor’s independence. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to shareholders’ approval.

A-1

•
The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•
The committee shall review the interim financial statements with management and the independent auditors prior to the press release of quarterly financial results and the preparation and filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•
The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

•
The committee shall review prior to submission the Company’s annual written affirmation, or earlier due to changes in the composition of the committee, to the New York Stock Exchange regarding: any determination that the Company’s board of directors has made regarding the independence of directors; the financial literacy of the audit committee members; the determination that at least one of the audit committee members has accounting or related financial management expertise; and the annual review and reassessment of the adequacy of the Audit Committee Charter.

Adopted February 1, 2001

A-2

1210-PS-02

DIRECTIONS TO THE 2002 AMERICAN WATER WORKS COMPANY, INC. ANNUAL
MEETING TO BE HELD AT THE MANSION ON MAIN STREET

From Philadelphia/Center City:  30 minutes. Take Ben Franklin Bridge to Route 70 East. Follow Route 70 East to Route 73 South. Follow 73 South to Evesham Road. Turn right on Evesham Road. Follow 1-1/2 miles, turn left into Main Street Complex. Entrance is on left.

From Philadelphia International Airport:  40 minutes. Take Walt Whitman Bridge to 42 South to 295 North. Follow to Exit 32 (Haddonfield, Voorhees, Gibbsboro). Turn right on Route 561. Follow 2 miles to Evesham Road. Turn left onto Evesham Road (Mobil Station on left). Follow 2 miles, turn right into Main Street Complex. Entrance is on left.

From Northeast Philadelphia:  30 minutes. Take Tacony Palmyra Bridge to Route 73 South. Follow 73 South to Evesham Road. Turn right on Evesham Road. Follow 1-1/2 miles, turn left into Main Street Complex. Entrance is on left.

From Northern New Jersey/New York area:  1 hour and 15 minutes. Take New Jersey Turnpike South to Exit 4. Follow to Route 73 South. Follow 73 South to Evesham Road. Turn right on Evesham Road. Follow 1-1/2 miles, turn left into Main Street Complex. Entrance is on left.

From Delaware/Baltimore area:  60 minutes. Delaware Memorial Bridge to 295 North. Follow to Exit 32 (Haddonfield, Voorhees, Gibbsboro). Turn right on Route 561. Follow 2 miles to Evesham Road. Turn left onto Evesham Road (Mobil Station on left). Follow 2 miles, turn right into Main Street Complex. Entrance is on left.

From Atlantic City:  50 minutes. Take Atlantic City Expressway to Route 73 North Exit (Tacony Palmyra Bridge). Proceed on Route 73 North, around Berlin Circle, go 2 miles. Turn left on Kresson Road. Follow to second light, Evesham Road. Turn left on Evesham Road and left into Main Street Complex. Entrance is on left.

DETACH HERE

PROXY

AMERICAN WATER WORKS COMPANY, INC.

This Proxy is solicited by the Board of Directors of the Company for the Annual Meeting of Shareholders on May 2, 2002

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints J. James Barr and Marilyn Ware, and each of them, attorneys and proxies, with full power of substitution and revocation, to vote all of the shares of the undersigned in American Water Works Company, Inc. (the “Company”) entitled to vote at the annual meeting of shareholders of the Company on May 2, 2002, and at any adjournment thereof, as indicated on the reverse side and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any such adjournment. Except as otherwise indicated on the reverse side, the undersigned authorizes the proxies appointed hereby to vote cumulatively for such of the nominees (in some circumstances, less than all) as such proxies in their discretion determine if in their judgment such action is necessary to elect as many of the nominees as possible.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 WITH THE DISCRETIONARY AUTHORITY DESCRIBED ABOVE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

P R O X Y

c/o EquiServe, P.O. Box 43068,
Providence, RI 02940

Vote by Telephone	Vote by Internet

It is fast, convenient, and immediate!	It is fast, convenient, and your vote is immediately
Call Toll-Free on a Touch-Tone Telephone	confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2. Go to the Website http://www.eproxyvote.com/awk

3. Enter your 14-digit Control Number located on your Proxy Card above your name.	3. Enter your 14-digit Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.	4. Follow the instructions provided.

Your vote is important!	Your vote is important!
Call 1-877-PRX-VOTE anytime!	Go to http://www.eproxyvote.com/awk anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

Please note that all votes cast via the Telephone or Internet must be cast prior to 5:00 p.m. EDST, May 1, 2002.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

DETACH HERE

☒	Please mark votes as in this example.

	1. Election of Directors: (01) J. James Barr, (02) Elizabeth H. Gemmill, (03) Nancy Ware Wainwright, (04) Paul W. Ware, (05) William S. White	2. Ratification of the appointment of PricewafterhouseCoopers LLP as independent accountants.

				FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐	☐	☐	☐
☐	3. In their discretion, upon other matters as may properly come before the meeting.
Withhold vote from the nominees or cumulate vote as indicated on the above line.

The Board of Directors recommends a vote “FOR” each proposal.

MARK HERE FOR ADDRESS CHANGE AND NOTE TO LEFT ☐

Please return your signed proxy at once in the enclosed envelope, which requires no postage if mailed in the United States, even though you expect to attend the meeting in person.

Please date and sign below. If a joint account, each owner should sign. When signing in a representative capacity, please give title. Please sign here exactly as name is printed hereon.

Signature:                                                     Date:                         Signature:                                                      Date:
PROXY